SHAREHOLDER VOTE.
During the period ended
 December 31 2005 action
was taken by the shareholders
of certain of the Trust
portfolios, as follows:

On November 17 2005
 a Special Meeting
 of the Shareholders
of The Fixed Income
 Portfolio was held
 for the purpose of approving a portfolio management
 agreement pursuant
to which Aberdeen
Asset Management Inc.
would provide
 portfolio management services to that Portfolio.
 Such agreement
was approved by the following votes:

Approval of the
Aberdeen Agreement
Votes:
For  25,595,787
Against
Abstain
% of Shares Present
 Voted For 100%
% of Shares Present
Voted Against 0%


SUBSEQUENT EVENT.
As indicated, during the
 period ended December
 31 2005 the Board
of Trustees established
 The Short Term
Municipal Bond Portfolio
and approved the
 engagement of
 Breckinridge Capital
Advisors, Inc. to
provide portfolio
 management services
 to that Portfolio.  As of
the December 31 2005
 this Portfolio had not
 yet commenced operations
and there were no shares
of the Portfolio outstanding.
 It is anticipated that the
Portfolio will commence
 operations on or about
February 24 2006.
Additionally, a Special
 Meeting of the Shareholders
 of The Value Equity Portfolio
was held on February 24 2006
 for the purpose of approving
 a portfolio management
 agreement pursuant to
which J.S. Asset
Management, LLC
  JSAM would
provide portfolio
management services
 to that Portfolio.
Such agreement
was approved by the following votes:

Approval of the
 JSAM Agreement
Votes:
For  42,049,613
Against
Abstain
% of Shares Present
Voted For 100%
% of Shares Present
 Voted Against 0%